AGREEMENT OF LIMITED PARTNERSHIP
                              OF
             MAGNOLIA PARTNERS LIMITED PARTNERSHIP


          THIS AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of the 24th day of March, 1995, by and among Elsco, Inc., a Delaware corporation, as General Partner, and Harry C. Hagerty, III, Edward Necarsulmer, III, James J. Murren and C.J. Lawrence/Deutsche Bank Securities Corp., as Limited Partners.

                     W I T N E S S E T H:

          WHEREAS, the parties hereto desire to form a limited partnership pursuant to the provisions of the Revised Uniform
Limited Partnership Act of the State of Delaware;

          NOW, THEREFORE, in consideration of the mutual promises and obligations herein expressed, the parties hereto agree as follows:

                           ARTICLE I

                          DEFINITIONS

          As used in this Agreement the following terms shall, unless the context otherwise requires, have the meanings specified in this Article I.

     1.1  "Act" shall mean the Delaware Revised Uniform Limited
Partnership Act set forth as Delaware Code, Title 6, Chapter 17, as amended from time to time.

     1.2 "Affiliate" shall mean, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person who is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity.

     1.3  "Agreement" shall mean this Agreement of Limited
Partnership, as originally executed and as amended, modified, supplemented, or restated from time to time, as the context requires.

     1.4 "Capital Account" shall mean, for each Partner, the account established on the books of the Partnership, pursuant to
Section 3.5.

     1.5 "Capital Contribution" shall mean the amount of money or the fair market value of any property or services contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the Interests of such Partner or Partners). In the event any Person transfers his or her Interest in accordance with
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the terms of this Agreement, the transferee shall succeed to the
Capital Contribution of the transferor to the extent it relates to the transferred Interest.

     1.6 "Certificate" shall mean the certificate (as amended or restated) referred to in Section 17-201 of the Act.

     1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

     1.8 "Distributions" shall refer to cash or to other property, from any source, distributed to the Partners by the Partnership, but shall not include any payments to the General
Partner made under the provisions of Article VII.

     1.9 "Effective Date" shall mean the date on which the Certificate is filed with the office of the Secretary of State of the State of Delaware in accordance with the Act.

     1.10 "General Partner" shall mean Elsco, Inc., a Delaware corporation, or any Person who, at the time of reference thereto, serves as a general partner of the Partnership.

     1.11 "Insolvency" shall mean, with respect to a Person, that (i) the Person is unable to pay his or her debts as they become due in the usual course of business, (ii) the sum of the Person's liabilities is greater than the sum of the Person's assets, (iii) any petition for relief under the United States bankruptcy laws is filed by or against the Person, and not withdrawn or dismissed within thirty (30) days, or (iv) any petition for a receiver or any arrangement for the benefit of creditors is made or entered into by or against the Person and not withdrawn or dismissed within thirty (30) days.

     1.12 "Interest" shall mean the entire ownership interest of a Partner in the Partnership at a particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

     1.13 "Limited Partner" shall mean any Person who is a limited partner at the time of reference thereto, in such Person's capacity as a limited partner of the Partnership.

     1.14 "Majority in Interest of Limited Partners" shall mean Limited Partners whose aggregate Percentage Interests exceed fifty percent (50%) of the aggregate outstanding Voting Interests of the Limited Partners. Reference to a specified percentage in Interest of the Limited Partners shall mean Limited Partners whose Voting Interests represent such specified percentage of the outstanding Voting Interests of the Limited Partners.

     1.15 "Minimum Gain" shall be determined pursuant to Treasury Regulations Section 1.704-2(d).

     1.16 "Nonrecourse Deductions" shall mean deductions related to or arising from Nonrecourse Liabilities pursuant to Treasury
Regulations Section 1.704-2.

     1.17 "Nonrecourse Liabilities" shall mean liabilities of the Partnership treated as nonrecourse liabilities under Treasury Regulations Section 1.704-2. Subject to the foregoing sentence, "Nonrecourse Liabilities" means liabilities of the Partnership (or a portion thereof) with respect to which none of the Partners has any economic risk of loss as defined in Treasury Regulations
Section 1.704-2(b)(3) (other than through the Partner's indirect interest as a Partner in the Partnership assets subject to the liability).

     1.18 "Notes" shall mean the Elsinore Corporation 7 1/2%
Convertible Subordinated Notes due December 31, 1996.

     1.19 "Partners" shall mean the General Partner and the Limited Partners.

     1.20 "Partnership" shall mean the limited Partnership hereby formed, as such limited Partnership may from time to time be constituted.

     1.21 "Percentage Interest" with respect to a Partner shall mean the percentage interest set forth opposite such Partner's name on Schedule A.

     1.22 "Person" shall mean any individual, partnership, corporation, trust, or other entity.

     1.23 "Profits and Losses," "Profits" or "Losses" of the
Partnership shall mean the net income and net losses, respectively, of the Partnership calculated as provided in
Section 4.3.

     1.24 "Partner Nonrecourse Deductions" shall mean the
Partnership deductions, losses, and Section 705(a)(2)(B) expenditures as the case may be that are treated as deductions, losses, and expenditures attributable to Partner Nonrecourse Debt under Treasury Regulations Section 1.704-2(b)(3).

     1.25 "Partner Nonrecourse Debt" shall have the meaning ascribed such term by Treasury Regulations Section 1.704-
2(b)(3).

     1.26 "Sale" shall mean any Partnership transaction (other than the receipt of Capital Contributions) not in the ordinary course of its business, including, without limitation, sales, exchanges or other dispositions of real or personal property, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds), but excluding any Refinancing.

     1.27 "Sale Proceeds," shall mean all cash receipts arising from a Sale less the following:

                    (i)  The amounts necessary for the payment
          of all debts and obligations of the Partnership related to the particular Sale; and

                    (ii) The amount of cash paid or to be paid in connection with such Sale.

     1.28 "Syndication Expenses" means all expenditures classified as syndication expenses pursuant to Treasury
Regulations Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

     1.29 "Treasury Regulations" shall mean the regulations promulgated under the Code, as amended, including corresponding provisions of succeeding regulations.

     1.30 "Two Thirds Majority in Interest of Limited Partners" shall mean Limited Partners whose aggregate Voting Interests exceed two thirds (2/3) of the aggregate outstanding Voting
Interests of the Limited Partners.

                          ARTICLE II

                        THE PARTNERSHIP

     2.1 Formation of Limited Partnership. The undersigned parties hereby agree to form this Partnership pursuant to the provisions of the Act, and the rights and liabilities of the Partners shall be as provided in the Act, except as herein otherwise expressly provided. The General Partner shall cause a Certificate to be filed in accordance with Section 17-206 of the Act. The General Partner shall not be required to deliver or mail to the Limited Partners copies of the Certificate or any other certificate required by Section 17-201.

     2.2 Name of Partnership. The Partnership will be conducted under the name "MAGNOLIA PARTNERS LIMITED PARTNERSHIP."

     2.3 Purpose of Partnership. The primary purposes of the Partnership are to acquire and own the Notes. In addition, the Partnership shall have such other purposes as may be necessary, incidental or convenient to carry on the Partnership's primary purpose.

     2.4 Agent. The Partnership's agent for service of process in the State of Delaware shall be National Corporate Research, Ltd.

     2.5 Office. The office required by Section 17-104 of the Act shall be maintained at National Corporate Research, Ltd.,
9 East Loockerman Street, Suite 214, Dover, Delaware 19901, or such other place or places in the State of Delaware as may be determined from time to time by the General Partner by the giving of written notice of change of address of the office of the Partnership to each Partner. The Partnership may maintain such other offices in such other places as the General Partner may determine to be appropriate.

     2.6  Term and Dissolution of Partnership.

          2.6.1 The Partnership will become effective upon the Effective Date. The Partnership shall be dissolved upon the first to occur of the following:

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               (a)  December 31, 2005;

               (b) The passage of ninety (90) days after the dissolution, withdrawal, removal, death, incompetency, dissolution or Insolvency of a General Partner, unless
     (i) at the time of the occurrence of any such event there is at least one other General Partner who elects to carry on the business of the Partnership, or (ii) all of the Limited Partners consent to carry on the business pursuant to Section 9.1.3;

               (c)  The vote or written consent of the General
     Partner and a Two Thirds Majority in Interest of Limited
     Partners; or

               (d) The entry of a decree of judicial dissolution of the Partnership under the Act.

          2.6.2 Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's Certificate shall have been canceled and the assets of the Partnership have been distributed as provided in Section
10.2.2. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

                          ARTICLE III

            PARTNERS' NAMES, ADDRESSES AND CAPITAL
                CONTRIBUTIONS; CAPITAL ACCOUNTS

     3.1  General Partner.

          3.1.1 The name and address of the General Partner are as set forth under "General Partner" in Schedule A hereto, as amended from time to time. The General Partner shall make an initial Capital Contribution to the Partnership in the amount of $11,250.

          3.1.2 (a) The General Partner shall contribute in cash to the Partnership any amounts necessary or appropriate for the Partnership to pay, when due, any costs, expenses or liabilities of the Partnership to the extent such costs or expenses are in excess of the cash receipts (including cash receipts from borrow-ing, whether from third parties or from the General Partner or any Affiliate thereof) of the Partnership.

                 (b) The General Partner will maintain a minimum
Capital Account balance equal to either one percent of the total
Capital Account balances for the Partnership or $500,000, whichever is less.

          3.1.3 In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if the General Partner's Capital Account has a deficit balance (after giving effect to any contributions, distributions or allocations for all taxable years including the year in which the liquidation occurs) the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3).

     3.2  Limited Partners.

          3.2.1  The names, addresses and initial Capital
Contributions of the Limited Partners are as set forth in Schedule A hereto, as amended from time to time.

          3.2.2 No Limited Partner shall be liable for any debts of or Losses sustained by the Partnership in excess of his or her Capital Contributions to the Partnership.

     3.3 No Interest; No Return. Except as provided in Section 8.6.2, no Partner shall have any right to demand or receive from the Partnership or from any General Partner the return of his or her Capital Contribution to the Partnership. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner's Capital Account.

     3.4 General Partner as Limited Partner. A General Partner may also be a Limited Partner. To the extent that the General Partner is also a Limited Partner, the General Partner shall be treated in all respects as a Limited Partner, and the consent of the Limited Partners to the transfer of an Interest as a Limited Partner to the General Partner need not be obtained. A General Partner's Capital Contribution referred to in Section 3.1 hereof will be made in its capacity as General Partner, and such contribution will not entitle such General Partner to any rights of a Limited Partner.

     3.5  Capital Accounts.

          3.5.1 A separate Capital Account shall be maintained for each Partner. Each Partner's Capital Account (a) shall be increased by (1) the amount of money actually or deemed contributed by such Partner to the Partnership, (2) the fair market value of the property actually or deemed contributed by such Partner to the Partnership (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), and (3) allocations to such Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Paragraph (b)(2)(iv)(g) of Treasury Regulations Section 1.704-1, but excluding income and gain described in Paragraph (b)(4)(i) of Treasury Regulations Section 1.704-1, and (b) shall be decreased by (1) the amount of money actually or deemed distributed to such Partner by the Partnership, (2) the fair market value of property actually or deemed distributed to such Partner by the Partnership (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to under Code Section
752), (3) allocations to such Partner of expenditures of the Partnership of the type described in Code Section 705(a)(2)(B), and (4) allocations to such Partner of Partnership loss and deduction (or items thereof), including loss and deduction described in Paragraph (b)(2)(iv)(g) of Treasury Regulations
Section 1.704-1, but excluding items described in (b)(3) above and loss or deduction described in Paragraphs (b)(4)(i) or
(b)(4)(iii) of Treasury Regulations Section 1.704-1, and (c) shall be otherwise adjusted in accordance with the additional rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv).

          3.5.2 For purposes of this Agreement, a Partner who has more than one Interest in the Partnership shall have a single Capital Account that reflects all such Interests, regardless of the class of Interests owned by such Partner (e.g., general or limited) and regardless of the time or manner in which such Interests were acquired.

          3.5.3  Upon an assignment of an Interest, the Capital
Account of the transferor shall become the Capital Account of the transferee to the extent assigned.

          3.5.4 The Capital Accounts of the Partners shall be adjusted from time to time to reflect revaluations of the Partnership assets on the Partnership books as described in
Section 4.3.2.

          3.5.5 The foregoing provisions are intended to satisfy the capital account maintenance requirements of Treasury Regula-tions Section 1.704-1(b)(2)(iv) and such provisions shall be modified to the extent required by such regulation or any successor provision.

                          ARTICLE IV

        ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

     4.1  Distributions to the Partners.

          4.1.1 Operating Distributions. Distributions other than as described in Sections 4.1.2 or 8.6.2 shall be made in accordance with the Percentage Interests of the Partners.

          4.1.2     Liquidating Distributions.  Notwithstanding
Section 4.1.1, Distributions in liquidation of the Partnership shall be made to each Partner in the ratio that the positive Capital Account of each, after adjustment for Profits or Losses recognized by the Partnership in connection with such Sale and/or liquidation, bears to the sum of the positive Capital Accounts of all Partners (after such adjustment).

          4.1.3 Distributions in Kind. Non-cash assets, if any, shall be distributed at their fair market value in a manner that reflects how cash proceeds from the Sale of such assets for fair market value would have been distributed (after any unrealized Profits or Losses attributable to such non-cash assets have been allocated among the Partners in accordance with Section 4.2).

          4.1.4  Timing of Distributions.

               (a)  The General Partner will make Distributions
     (other than Distributions pursuant to Section 4.1.2) at such time as it shall decide. Distributions will be made without regard to Capital Accounts (except for Distributions pursuant to Section 4.1.2).

               (b)  The time and method of distributions
     described in Section 4.1.2 shall comply with Treasury
     Regulations Section 1.704-1(b), or if no such regulations apply, as soon as possible.

     4.2  Allocation of Profits and Losses.

               (a) Allocation of Profits. After the allocations provided in Section 4.2(c) and (d) Profits shall be allocated in accordance with the Percentage Interests of the Partners.

               (b) Allocation of Losses. Losses for each fiscal year of the Partnership shall be allocated as follows:

                    (i)  Except as provided in Sections
          4.2(b)(ii) or (iii), Losses shall be allocated in accordance with the Percentage Interests of the Partners;

                    (ii)  Nonrecourse Deductions shall be
          allocated in the same manner as losses are allocated in Section 4.2.(b)(i);

                    (iii)  After the allocations described in
          Sections 4.2(b)(i) and (ii), Partner Nonrecourse Deduc-tions shall be allocated among the Partners as described in Treasury Regulations Section 1.704-2(i) in accordance with the manner in which the Partner bears the economic loss corresponding to the Partner Nonrecourse Deductions;

     provided, however, that in no event shall Net Losses be allocated to any Limited Partner in an amount that would cause any deficit to his or her Capital Account to exceed his or her allocable share of Minimum Gain pursuant to
     Section 4.2(c) (or zero if no Minimum Gain exists). For purposes of determining if a Limited Partner's Capital Account balance would be reduced below a deficit amount equal to such Limited Partner's share of Minimum Gain (or zero if no Minimum Gain exists), such Limited Partner's Capital Account shall be reduced for those items set forth in Paragraphs (4), (5) and (6) of Treasury Regulations
     Section 1.704-1(b)(2)(ii)(d). Any such Losses shall be allocated 100% to the General Partner.

               (c)  Minimum Gain Chargeback.  Notwithstanding
     Section 4.2(a), Profits, beginning in the first year in which the Partnership has Nonrecourse Deductions makes a Distribution of proceeds of a Nonrecourse Liability that is allocable to an increase in Minimum Gain, shall be allocated as follows:

                    (i)  If there is a net decrease in Minimum
          Gain for a year, each Partner shall be allocated income or gain in proportion to, and to the extent of the portion of such Partner's share of the Partnership's net decrease in Minimum Gain during such year.
          However, a Partner shall not be subject to this Section 4.2(c) to the extent that (1) the Partner's share of the net decrease in Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Partner Nonrecourse Liability and the Partner bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the newly guaranteed, refinanced or otherwise changed liability; or (2) the Partner contributes capital to the Partnership that is used to repay the nonrecourse liability, and the Partner's share of the net decrease in Minimum Gain results for the repayment. Items of Partnership income and gain equal to the minimum gain chargeback requirement are allocated as a minimum gain chargeback in the following order: First, gain from the disposition of property subject to Partnership Nonrecourse Liabilities; and second, if necessary, a pro rata portion of the Partnership's other items of income and gain for that year.

     This Section 4.2(c) is intended to constitute a "minimum gain chargeback" as that term is defined in Treasury Regulations Section 1.704-2(f), and this Section 4.2(c) shall be interpreted and applied so as to meet the requirements of such Regulation.

               (d)  Qualified Income Offset.  If a Limited
     Partner receives an adjustment, allocation, or distribution described in Paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that reduces his or her Capital Account balance below his or her allocable share of Minimum Gain, or zero if no Minimum Gain exists (computed after making all Capital Account adjustments for such fiscal year, debiting, as of the end of such fiscal year, adjustments, allocations, and distributions described in such Paragraphs (4), (5) and (6) and crediting any amounts such Limited Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-1(b)(4)(iv)(f)), then income of the Partnership shall be first allocated to the Limited Partner in an amount and manner sufficient to eliminate such deficit balances as quickly as possible. Allocations pursuant to this Section 4.2(d) shall be made after allocations under Section 4.2(c) and before allocations under Section 4.2(a). This provision is intended to comply with Treasury Regulations
     Section 1.704-1(b)(2)(ii)(d) and shall be so interpreted and applied. Any allocation of income pursuant to this
     Section 4.2(d) shall be taken into account in computing subsequent allocations of income pursuant to Article IV so that the net amount of income allocated to the Partners, to the extent possible, equals the amounts that would have been allocated if no allocations under Section 4.2(d) had occurred.

               (e) Syndication Expenses. Syndication Expenses for any fiscal year shall be allocated in proportion to the Interest of each Partner.

     4.3  Determination of Income; Adjustments.

          4.3.1 Computation of Profits and Losses. The Profits and Losses of the Partnership shall be determined at the end of each fiscal year of the Partnership and at such other time as the General Partner shall determine. Except as provided in Sections
4.3.2 and 4.3.3, the Profits and Losses of the Partnership shall be determined and calculated in accordance with federal income tax rules and principles.

          4.3.2 Adjustments to Profits and Losses. For purposes of computing Profits and Losses on the disposition of a Partnership asset or for purposes of determining the cost recovery, depreciation or amortization deductions with respect to any asset, the Partnership shall use such asset's book value determined in accordance with Treasury Regulations Section 1.704-1(b). Consequently, each asset's book value shall be equal to its adjusted basis for federal income tax purposes except as follows:

               (a)  The initial book value of any asset
     contributed by a Partner to the Partnership shall be the gross fair market value of such asset;

               (b) The book value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, and the resulting unrealized Profits or Losses shall be allocated among the Partners in accordance with Section 4.2, as of the following times: (1) the acquisition of an additional Interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution;
     (2) the Distribution by the Partnership to a Partner of more than a de minimis amount of the Partnership property other than money; (3) the termination of the Partnership for federal income tax purposes pursuant to the Code
     Section 708(b)(1)(B); and (4) the liquidation of the Partnership or of any Partner's Interest in the Partnership;

               (c)  If the book value of an asset has been
     determined pursuant to this Section 4.3, such book value shall thereafter be used, and shall thereafter be adjusted by depreciation or amortization, if any, taken into account with respect to such asset, for purposes of computing Profits or Losses.

               (d) In determining Profits and Losses, any income of the Partnership that is exempt from federal income tax shall be added to Profits and any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be added to Losses.

          4.3.3 Allocation of Other Items. Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of Profits or Losses, or applicable to the period during which such Profits or Losses were realized, with the exception of any items allocated pursuant to Sections 4.2(c), 4.2(d) and 4.4, shall be allocated to each Partner in the same proportion as Profits and Losses are allocated to such Partner.

     4.4 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial book value computed in accordance with Section 4.3.2(a).

          In the event the book value of any Partnership property is adjusted pursuant to Section 4.3.2(b), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as Code Section 704(c) and the Treasury Regulations thereunder.

          Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of income or loss, or distributions pursuant to any provision of this Agreement.

     4.5 Allocation Between Assignor and Assignee. The portion of the income or losses of the Partnership for any fiscal year of the Partnership during which an Interest in the Partnership is assigned by a Partner (or by an assignee or successor in interest of a Partner), that is allocable in respect of such Interest shall be apportioned between the assignor and the assignee on the basis of actual performance of the Partnership during the months of the fiscal year that each is the owner thereof. The Partnership shall determine the portion of its Profits or Losses attributable to each half-month of the fiscal year using a half-month convention and employing a reasonable interim closing of the books method.

                           ARTICLE V

                RECORDS AND ACCOUNTING; REPORTS

     5.1 Records and Accounting. The Partnership shall maintain proper and complete records and books of account. The records and books of account of the Partnership described in (a) through
(e) below shall be kept at the office of the Partnership described in Section 2.5, above, and each Limited Partner or his or her duly authorized representative shall have access to them, upon reasonable notice at all reasonable times during ordinary business hours. Such records and books of account shall include, but not be limited to, the following:

               (a) A current list of the Partners, including the full name and address of each;

               (b) A copy of the Certificate, and all amendments thereto, including all Certificates of Amendment, and all powers of attorney pursuant to which any certificate has been executed;

               (c) Copies of the Partnership's federal, state and local tax returns and reports, if any, for the three (3) most recent fiscal years;

               (d) Copies of this Agreement; and

               (e) Copies of the annual financial statements described in Section 5.3 for the three (3) most recent fiscal years.

          The books and records are subject to inspection and copying at the reasonable request, and at the expense, of any Partner during ordinary business hours.

     5.2  Delivery to Limited Partner and Inspection.

          5.2.1 Upon the request of a Limited Partner, the General Partner shall deliver to the requesting Limited Partner, at the expense of the Partnership, a copy of the information required to be maintained pursuant to Section 5.1(a), (c) or (e) above.

          5.2.2 Each Limited Partner has the right, upon reason-able request, to obtain true and full information regarding the state of business and financial condition of the Partnership, and other information regarding the affairs of the Partnership as is just and reasonable.

     5.3  Financial Reports.

          5.3.1 The General Partner shall cause an annual financial report to be sent to each Partner not later than one hundred twenty (120) days after the close of each fiscal year, which financial report shall contain a balance sheet as of the end of the fiscal year, an income statement and statement of changes in financial position for the fiscal year, and a statement of changes in each Partner's Capital Account.

          5.3.2 The financial statements referred to above in this Section 5.3 shall be accompanied by a report, if any, from the independent accountant engaged by the Partnership. If there is no such report, the financial statements shall be accompanied by the certificate of the General Partner stating that the financial statements were prepared without audit from the books and records of the Partnership.

     5.4 Tax Information. Within ninety (90) days after the end of each fiscal year, the General Partner will cause to be delivered to each Person who was a Partner at any time during such fiscal year all information necessary for the preparation of such Partner's federal income tax return.

     5.5 Designation of Tax Matters Partner. The General Partner is hereby designated as the "Tax Matters Partner" under
Section 6231(a)(7) of the Code, to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters.

          Any Partner has the right to participate in administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner will be paid for out of Partnership assets. Each other Partner who elects to participate in such proceedings will be responsible for any expenses incurred by such Partner in connection with such participation. Further, the cost of any adjustments to a Partner and the cost of any resulting audits or adjustments of a Partner's tax return, will be borne solely by the affected Partner.

                          ARTICLE VI

                        FISCAL AFFAIRS

     6.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     6.2 Partnership Funds. The funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest-bearing or noninterest-bearing investments, including, without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, banker's acceptances, securities issued by money market mutual funds, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System, U.S. Government securities and securities guaranteed by U.S. Government agencies, as the General Partner shall, in its sole discretion, determine. Such funds shall not be commingled with funds of any other Person. Withdrawals therefrom shall be made upon such signatures as the General Partner may designate.

     6.3 Accounting Decisions. All decisions as to accounting principles, except as specifically provided to the contrary herein, shall be made by the General Partner in accordance with federal income tax accounting principles.

     6.4 Section 754 Election. The Partnership may make the election under Section 754 of the Code.

     6.5  Partnership Expenses.

          The Partnership shall pay all expenses of the Partner-ship, which may include, but are not limited to:

               (a)  All costs of borrowed money, taxes and
     assessments on Partnership property, and other taxes appli-cable to the Partnership;

               (b) Legal, auditing, accounting, brokerage and other fees;

               (c)  Fees and expenses paid to contractors,
     mortgage bankers, brokers and servicers, leasing agents, consultants, on-site managers, real estate brokers, insurance brokers and other agents, including Affiliates of any General Partner;

               (d) The cost of insurance obtained in connection with the business of the Partnership;

               (e) Expenses of organizing, revising, amending, converting, modifying, or terminating the Partnership;

               (f) Expenses in connection with Distributions made by the Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with, all Partners;

               (g) Expenses in connection with preparing and mailing reports required to be furnished to Partners for investor or tax reporting purposes;

               (h) Costs incurred in connection with any litiga-tion, proceedings, or investigations, including any examina-tions or audits by regulatory agencies; and

               (i) Costs of preparation and dissemination of informational material and documentation relating to potential sale, refinancing or other disposition of Partnership properties.

     6.6  Borrowing by the Partnership.

          6.6.1 General. The Partnership may borrow money from a commercial bank or other financial institution or other source to provide the financing required by the Partnership and to provide the balance of the cash required, other than the Capital Contributions, to satisfy the costs to be incurred in carrying out the purposes of the Partnership. Subject to approval by a Majority Interest of Limited Partners, as provided by Section 8.1.2, the General Partner is authorized to give as security for such borrowing a security interest in any or all assets of the Partnership and to negotiate terms and execute, on behalf of the Partnership, any and all documents required to effect such borrowing. Subject to approval of a Majority Interest of Limited Partners, as provided by Section 8.1.2, the General Partner is hereby authorized to change, substitute, or amend such borrowing and to execute any and all documents which may be required by the bank or other financial institution or other source to establish an escrow, trust agreement, or trust account with the bank, institution or other source for the receipt of rents, sale proceeds and other payments and the disbursements thereof to service such loan(s).

          6.6.2 Loans by the General Partner. Any General Partner, or any Affiliate of any General Partner, may, in the General Partner's discretion, loan monies to the Partnership for use by the Partnership in its operations. The aggregate amount of such loans shall become an obligation of the Partnership to the General Partner or such Affiliate, and shall be repaid with interest (at an annual rate not to exceed two percent above the prime rate as announced by Seattle-First National Bank, as same shall change from time to time, not to exceed maximum rates under applicable usury laws) to the General Partner or such Affiliate out of gross receipts of the Partnership before any cash Distributions. No prepayment charge or penalty shall be permitted on such a loan. Such amounts shall constitute a loan by the General Partner or the Affiliate to the Partnership and not a Capital Contribution.

                          ARTICLE VII

           RIGHTS AND DUTIES OF THE GENERAL PARTNER

     7.1  Management and Control.

          7.1.1 Excepting only those matters listed and described in Section 8.1.2, the General Partner shall have exclusive management and control of the business of the Partnership, and all decisions regarding the management and affairs of the Partnership shall be made by the General Partner. The General Partner shall have all the rights and powers of general partners as provided in the Act and as otherwise provided by law. The signature or other action of the General Partner acting as such shall be the signature or other action of the Partnership. Except as otherwise expressly provided in this Agreement, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority from time to time to do those things specified elsewhere in this Agreement and the following:

               (a) To spend the capital and revenues of the Partnership in furtherance of the business of the Partnership;

               (b) To cause the Partnership to reimburse any General Partner for reasonable out-of-pocket expenses actually incurred by such General Partner in connection with the Partnership's business, including, but not limited to, any expense incurred in the organization of the Partnership;

               (c) To enter into such agreements, contracts and similar arrangements as the General Partner deems necessary or appropriate to accomplish the purposes of the Partnership;

               (d) To borrow money on a secured or unsecured basis from individuals, banks and other lending institutions in order to finance or refinance Partnership assets, to meet other Partnership obligations, and for any other Partnership purpose, and to execute promissory notes, mortgages, deeds of trust and assignments of Partnership property and such other security instruments as a lender of funds may require to secure repayment of such borrowing;

               (e) To the extent that funds of the Partnership are, in the General Partner's judgment, not required for the conduct of the Partnership's business, temporarily to invest the excess funds in the manner set forth in Section 6.2;

               (f) To sue and be sued, complain, defend, settle or compromise with respect to any claim in favor of or against the Partnership, in the name and on behalf of the Partnership;

               (g) To enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, licenses or other instruments necessary, proper or desirable to carry out the purposes of the Partnership; and

          7.1.2  Notwithstanding Section 7.1.1 above, the General
Partner may not engage in any of the following activities without the affirmative vote or written consent of a Two Thirds Majority in Interest of Limited Partners:

               (a) Enter into any contract or engage in any transaction on behalf of the Partnership with, or sell any Partnership assets to, the General Partner or an Affiliate of the General Partner, other than the contracts and transactions permitted pursuant to Section 7.2;

               (b) Dissolve or terminate the Partnership prior to December 31, 2045, other than pursuant to Section
     2.6.1(b) or (d); or

               (c) Effect any sale or conversion of the Notes.

     7.2  Compensation; Reimbursement.

          7.2.1  The General Partner shall receive no
compensation for performing its duties as General Partner under this Agreement. This provision shall not affect the General
Partner's rights to receive its share of Distributions of

Partnership funds as set forth in Article 4 or Section 10.2.2, or to receive reimbursement for amounts expended as set forth in
Section 7.2.2.

          7.2.2 The General Partner shall be entitled to receive, out of Partnership funds available therefor, reimbursement of all amounts expended by the General Partner in payment out of its own funds of properly incurred Partnership obligations, including amounts expended prior to the organization of the Partnership. Reimbursement pursuant to this Section 7.2.2 shall not be duplicative of payments to the General Partner under any other agreement.

          7.2.3 A General Partner (or its Affiliates) may purchase property in its own name, and assume loans in connection therewith, and hold title thereto for the purpose of facilitating the acquisition of such property or the borrowing of money or obtaining financing for the Partnership if purchased by the Partnership for a price no greater than the cost of such property to the General Partner or such Affiliate, and provided there is no difference in the interest rates on the loans secured by the property at the time acquired by the General Partner or such Affiliate and the time acquired by the Partnership, nor any other benefit arising out of such transaction to the General Partner or such Affiliate apart from compensation otherwise permitted by this Agreement.

          7.2.4 The validity of any transaction, agreement or payment involving the Partnership and any General Partner or any Affiliate of any General Partner otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Partnership and the General Partner or such Affiliate of such General Partner.

     7.3 Right of Public to Rely on Authority of General Partner. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, as to (i) the identity of any General Partner or Limited Partner hereof; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or in any other manner germane to the affairs of the Partnership; (iii) the persons who are authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     7.4 Obligations of General Partner. The General Partner shall:

               (a)  Execute and deliver the Note Purchase
     Agreement dated as of March 29, 1995 between the Partnership and Elsinore Corporation with respect to the Partnership's purchase of $1,125,000 principal amount of Elsinore 7-1/2%
     Convertible Subordinated Notes due December 31, 1996;

               (b) Devote to the Partnership and apply to the accomplishment of Partnership purposes so much of its time and attention as in its judgment is reasonably necessary to manage properly the affairs of the Partnership; provided, however, the General Partner is at all times specifically permitted to engage in any other business ventures and activities, including such activities as may be deemed to be in competition with the Partnership, and any conflict of interest which may result shall be resolved by the General Partner using its best business judgment;


               (c)  Maintain a Capital Account for each Partner;

               (d)  Cause the Partnership to carry out the
     obligations of the Partnership;

               (e)  Keep or cause to be kept the books and
     records required by Section 5.1; and

               (f) Prepare and deliver or cause to be prepared and delivered the reports required by Sections 5.3 and 5.4.

     7.5  Events of Default.

          7.5.1 The General Partner shall be in default upon the occurrence of any of the following events, each of which shall be a material default:

               (a) If Insolvency exists with respect to the General Partner;

               (b) If the General Partner suffers its Interest to become subject to any attachment, levy, execution or other judicial seizure and does not, within 60 days, remove such lien;

               (c) If the General Partner attempts or purports to transfer its Interest in violation of this Agreement;

               (d) If the General Partner fails to contribute capital to the Partnership as provided in this Agreement;
     or

               (e) If the General Partner breaches or fails to perform any other material provision of this Agreement and such material breach or failure is not cured within 30 days after the earlier of: (i) written notice from any other Partner, or (ii) actual knowledge by the General Partner of such breach or failure.

          7.5.2 Upon the occurrence of any of the events of default described in Section 7.5.1, a Two Thirds Majority in Interest of Limited Partners may:

               (a) Dissolve and terminate the Partnership as provided in Article 10 and offset against any amount to be distributed to the General Partner the proven damages caused the Partnership by the General Partner;

               (b) Pursue any remedy at law or in equity against the General Partner.

     7.6 Good Faith. The General Partner shall manage and control the affairs of the Partnership to the best of its ability, and the General Partner shall use its best efforts to carry out the purposes of the Partnership for the benefit of all of the Partners. In exercising its powers, the General Partner recognizes its fiduciary responsibilities to the Partnership. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession and control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

     7.7 Liability; Indemnification. In carrying out its duties and exercising its powers pursuant to this Agreement, the General Partner shall exercise reasonable skill, care and business judgment. Neither the General Partner nor any of its agents shall be liable to the Partnership or the other Partners for any act or omission based upon errors of judgment, negligence, or other fault in connection with the business or affairs of the Partnership so long as the Person against whom liability is asserted acted in good faith on behalf of the Partnership and in a manner reasonably believed by such Person to be within the scope of his or her authority under this Agreement and in the best interests of the Partnership, but only if such action or failure to act does not constitute gross negligence or willful misconduct. The Partnership agrees to indemnify the General Partner and its agents to the fullest extent permitted by law and to save and hold it and them harmless from and in respect of all
(a) fees, costs, and expenses incurred in connection with or resulting from any claim, action, or demand against the General Partner, the Partnership or any of the agents of either of them that arise out of or in any way relate to the Partnership, its properties, business, or affairs and (b) such claims, actions and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Partnership) of any such claim, action or demand; provided, however, that this indemnification shall apply only so long as the Person against whom a claim, action or demand is asserted has acted in good faith on behalf of the Partnership or the General Partner and in a manner reasonably believed by such Person to be within the scope of his or her authority under this Agreement and in the best interests of the Partnership, but only if such action or failure to act does not constitute gross negligence or willful misconduct. The termination of any action, suit, or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that any Person acted with gross negligence or willful misconduct.

     7.8 Dissenting Limited Partners. The Limited Partners are aware that the terms of this Agreement permit certain amendments of the Agreement to be effective and certain other actions to be taken or omitted by or with respect to the Partnership, in each case with the approval of less than all of the Limited Partners.

Each Limited Partner agrees that the General Partner, with full power of substitution, is hereby authorized and empowered to execute, acknowledge, make, swear to, verify, consent to, deliver, record, file, and/or publish, for and in the behalf, in the name, place, and stead of each such undersigned Limited Partner, any and all instruments and documents which may be necessary or appropriate to permit such amendment to be lawfully made or action lawfully taken or omitted, regardless of whether such Limited Partner has approved such amendment or action.

                         ARTICLE VIII

          RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

     8.1  No Participation in Management.

          8.1.1 Except as otherwise provided in this Agreement, no Limited Partner (other than a General Partner that is also a Limited Partner) shall take part in the management of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership.

          8.1.2 Major Decisions. Notwithstanding Section 8.1.1, the Limited Partners shall have the power to vote upon and, without the approval of a Majority in Interest (or such higher percentage of Interest provided for in this Agreement) of Limited Partners, the General Partner shall take no action respecting, any of the following Partnership matters:

               (a) Termination of the Partnership, in accordance with Section 7.1.2(b) and Section 2.6.1(b) and (d);

               (b) Amendment of the Agreement, in accordance with Section 11.1;

               (c) Removal of a General Partner, in accordance with Section 9.2;

               (d)  Election of a new or additional General
     Partner, in accordance with Section 9.1.2;

               (e) Continuation of the Partnership after the death, resignation, removal, incapacity, dissolution, or Insolvency of the last remaining General Partner, in accord-ance with Section 9.1.3;

               (f) Approval of certain contracts or transactions or the sale of Partnership assets between the Partnership and the General Partner or an Affiliate of the General
     Partner, in accordance with Subsection 7.1.2(a);

               (g)  Sale, transfer, exchange, or otherwise
     disposition of the Notes or any material portion thereof or any other material portion of the property and assets owned by the Partnership; and

               (h) Any other decision or any action which, by any provision of this Agreement, is specifically required to be approved by a percentage Interest of Limited Partners.

          8.1.3 Notwithstanding Section 8.1.2, and any other provisions of this Agreement, the rights of the Limited Partners to remove a General Partner, to admit one or more additional General Partners, to dissolve, wind up and terminate the Partner-ship, to amend this Agreement and to approve or disapprove the sale of all or substantially all of the assets of the Partnership shall not have any effect whatsoever or be exercisable until and unless prior to such exercise the Partnership shall have received an opinion of counsel satisfactory to the Limited Partners (as hereinafter provided) to the effect that the exercise of such rights will not adversely affect the status of the Limited Partners as limited partners of the Partnership or change the Partnership's status for federal income tax purposes. For purposes of this Section 8.1.3, counsel will be deemed satisfactory to the Limited Partners if approved by a Majority in Interest of Limited Partners.

     8.2 Limitation of Liability. Pursuant to the Act, no Limited Partner shall have any personal liability whatever in his or her capacity as a Limited Partner for the debts of the Partnership or any of its Losses beyond the amount contributed by him to the capital of the Partnership as set forth from time to time opposite his or her name on Schedule A hereto.

     8.3  Transfer of a Limited Partner's Interest. A Limited
Partner may transfer his or her Interest in the Partnership only with the unanimous consent of the Partners.

     8.4 Indemnification and Terms of Admission. Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and every Limited Partner against any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts by such Limited Partner in connection with the acquisition or the assignment, transfer, encumbrance or other disposition of all or any part of an Interest in the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

     8.5 Death or Incapacity of Limited Partner. The death, legal incapacity, Insolvency or dissolution of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Profits or Losses of the Partnership and to receive Distributions shall, on the happening of such an event, devolve on his or her personal representative, or in the event of the death of one whose Interest is held in joint tenancy, pass to the surviving joint tenants, subject to the terms and conditions of this Agreement. The estate of the Limited Partner shall be liable for all the obligations of the deceased or incapacitated Limited Partner.

     8.6  No Withdrawal.

          8.6.1 Except as permitted by Section 8.3 and this Section, no Limited Partner shall voluntarily withdraw from the Partnership.

          8.6.2 At any time any Limited Partner may at his election demand a complete or partial liquidation of his Interest in the Partnership. The amount due to a Limited Partner who makes a demand pursuant to this Section 8.6.2 shall be not in excess of his Capital Account balance immediately prior to any Distribution pursuant to this Section 8.6.2, after adjustment of the Capital Accounts as required by Section 4.3.2(b)(4). Distribution of the amount due hereunder shall be made within 30 days of such demand. Distribution shall be made only in Notes and Section 4.1.3 shall apply to such Distribution of Notes.

                          ARTICLE IX

          WITHDRAWAL AND ADDITION OF GENERAL PARTNERS

     9.1  Resignation and Replacement of a General Partner.

          9.1.1 A General Partner may voluntarily resign or withdraw as General Partner upon sixty (60) days written notice to all the Partners, and such resignation shall not constitute a breach of this Agreement.

          9.1.2 Upon the dissolution, withdrawal, removal, death, incompetency, or Insolvency of a General Partner of a General Partner, if there is at least one remaining General Partner, such remaining General Partner is expressly required to continue the business of the Partnership and may in its discretion nominate a successor General Partner who shall be proposed for election to the Limited Partners and who shall, if elected by a Two Thirds Majority Interest of Limited Partners, become a successor General Partner to the General Partner which was removed, resigned, dissolved, merged, become Insolvent, died or was incapacitated.

          9.1.3 In the event of withdrawal by the last General Partner or in the event that the last General Partner dies, becomes Insolvent or incompetent, dissolves, or is removed, the Limited Partners may by unanimous written consent, within ninety
(90) days of such event, elect to carry on the business of the Partnership with one or more substituted General Partners.

     9.2  Removal and Replacement of a General Partner.

          9.2.1 Subject to the provisions set forth in this Agreement, Limited Partners upon a Two Thirds Majority Interest of Limited Partners (excluding any Interests owned by the General Partners as Limited Partners) shall have the right to remove any General Partner for cause providing a successor General Partner satisfactory to Two Thirds Majority Interest of the Limited Partner has been previously admitted as a General Partner. "For cause" shall be defined as (a) performing any act materially in contravention of this Agreement, (b) performing any act which would make it impossible to carry on the ordinary business of the Partnership, or (c) breaching a fiduciary obligation to the Partnership.

          9.2.2 Notice of removal (the "Notice of Removal") shall be served on the General Partner either in person or by certified or registered mail, and such Notice of Removal shall state: (a) the date on which the vote or written consent was obtained authorizing removal; (b) the effective date of the removal which shall be subsequent to the date of the admission of the successor General Partner; and (c) the cause for removal.

          9.2.3 The removal of a General Partner shall be effective as of the effective date specified in the Notice of Removal. Said removal shall not affect the validity or enforce-ability of any agreements to which the Partnership is a party.

     9.3  Purchase of Interest.

          9.3.1 Following the removal, resignation, Insolvency, death, incapacity or dissolution of a General Partner, the Interest of the General Partner (hereinafter referred to as the "Terminated General Partner") shall be purchased by the Partnership for a purchase price equal to the market value of the Terminated General Partner's interest as determined in accordance with Subsection 9.3.2 hereof. The purchase price of such Interest shall be paid by the Partnership to the Terminated General Partner or its representative by a promissory note of the Partnership payable to such Terminated General Partner or its representative in a face amount equal to said purchase price and containing provisions as would be usual and customary in a commercial promissory note, including provision for interest at the prime rate of interest as announced by the New York Main Branch of Deutsche Bank, as same shall change from time to time, with such interest to be payable at the time of each installment of principal, which shall be payable in annual installments of $20,000 or 1/10 of the face amount of the note, whichever is less, with the entire balance due ten (10) years from the date of the Terminated General Partner's removal, Insolvency, dissolution, death or incompetency, or upon the winding up of the Partnership, whichever occurs first. No prepayment penalty shall be charged to the Partnership for the early payment of its note.

          9.3.2 The market value of the Terminated General Partner's Interest shall be determined by agreement between the Terminated General Partner or its representative and the Partner-ship, taking into account any obligation of the Terminated General Partner to restore its negative Capital Account balance pursuant to Section 3.1.3. If the Terminated General Partner or its representative and the Partnership cannot agree, each shall select an independent appraiser within the next thirty (30) days. If such appraisers fail to agree on the market value of the Terminated General Partner's Interest within the next ninety (90) days, then the two appraisers shall jointly appoint a third appraiser, whose determination shall be final and binding; provided however, that if the two appraisers are unable to agree within twenty (20) days on a third appraiser, the third appraiser shall be selected by the American Arbitration Association. The

Terminated General Partner or its representative and the Partnership shall each compensate their respective appraisers, and the compensation of the third appraiser, if necessary, shall be borne equally by each party.

     9.4 Continuing Liability. Upon the removal or withdrawal of a General Partner, or upon any permitted withdrawal of a General Partner, or upon any permitted assignment or transfer of a General Partner's Interest, the Terminated General Partner shall remain liable for all obligations of the Partnership which arise from any acts taken by the Terminated General Partner or events occurring prior to the effectiveness of the termination, but the Terminated General Partner shall not be liable for any obligations of the Partnership which arise out of acts taken or events occurring after the effectiveness of the termination or which arise from any acts taken by a successor General Partner, and the then General Partner shall indemnify and hold the Terminated General Partner harmless from any liabilities of the Partnership which arise from acts taken subsequent to the effectiveness of the termination.

     9.5 Certificate of Amendment. Within thirty (30) days after the admission of a successor General Partner to the Partnership, the General Partner shall cause to be filed with the Washington Secretary of State an amendment to the Certificate reflecting the admission of such General Partner.

     9.6  Transfer of General Partner Interest.

          Except as otherwise provided in this Article IX, a General Partner may not assign, sell or otherwise transfer its General Partner's Interest in the Partnership without the unanimous written consent of the Limited Partners.

     9.7 Additional Conditions to Admission of General Partners. Notwithstanding any other provision of this Agreement, no with-drawal or assignment under this Article IX may be made, and no additional or successor General Partner whatsoever may be admitted to the Partnership and no right of the Limited Partners to consent to or approve such admission shall have any effect whatsoever or be exercisable until and unless prior to such event the Partnership shall have received an opinion of counsel satisfactory to the Limited Partners (as hereinafter provided) to the effect that the giving of consent of the Limited Partners to such admission will not adversely affect the status of the Limited Partners as limited partners under applicable state law, the classification of the Partnership as a Partnership for federal income tax purposes, or the continuation of the Partnership under Code Section 708. For purposes of this Section 9.7, counsel will be deemed satisfactory to the Limited Partners if proposed by the General Partner and approved in writing by or by vote of a Majority in Interest of Limited Partners.

                           ARTICLE X

           DISSOLUTION, LIQUIDATION AND DISTRIBUTION

     10.1 Assumption of Agreements. No vote by the Partners to dissolve the Partnership pursuant to Section 2.6 or Section 7.5.2 shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of the Partnership's obligations under the agreements in force immediately prior to such vote regarding dissolution, and there shall have been an irrevocable appointment of an agent who shall be empowered to give and receive notices, reports and payments under such agreements and hold and exercise such other powers as are necessary to permit all other parties to such agreements to deal with such agent as if the agent were the sole owner of the Partnership's interest, which procedures are agreed to in writing by each of the other parties to such agreements.

     10.2  Distribution.

           10.2.1 Upon dissolution of the Partnership, the affairs of the Partnership shall be wound up and all of its debts and liabilities discharged in the order of priority as provided by law.

           10.2.2  Upon dissolution, the assets of the
Partnership shall be distributed to the General Partner and the Limited Partners in the following order of priority:

               (a) To creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership; and

               (b) To the General Partner and Limited Partners, as provided in Section 4.1.2.

          10.2.3 Each such distributee shall receive his or her share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary, all as the General
Partner in its sole discretion may decide.

          10.2.4  The winding up of the affairs of the
Partnership and the distribution of its assets shall be conducted exclusively by the General Partner or its successor, which is hereby authorized to do all acts authorized by law for these purposes. Without limiting the generality of the foregoing, the General Partner, in carrying out such winding up and distribution, shall have full power and authority to sell all or any of the Partnership assets or to distribute the same in kind to the Partners and Limited Partners. Any assets distributed in kind shall be subject to all operating agreements or other agreements relating thereto which shall survive the termination of the Partnership. Any property distributed in kind shall be valued at its fair market value and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property and its book value on the Partnership books shall be treated as Profits or Losses and shall be credited or charged to the Partners as provided in
Section 4.2.

                          ARTICLE XI

                           AMENDMENT

     11.1 Amendment by Limited Partners. Except as otherwise required by law, this Agreement may be amended in any respect, other than the Limited Partner voting requirement set forth in Subsection 9.2.1, upon the affirmative vote of a Two Thirds Majority in Interest of Limited Partners and the consent of the General Partners, provided that in no event may an amendment affect the proportionate Profits interest, Losses interest, Capital Account, and rights on dissolution of a Partner or materially alter the economic benefits of this Agreement to a Partner unless that Partner consents thereto in writing.

     11.2  Amendment by General Partner.

          11.2.1 In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein; (ii) to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein, or correct any printing, stenographic or clerical errors or omissions, in order that this Agreement shall accurately reflect the agreement among the Partners hereto; (iii) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or other federal or state securities agency, if such additions or deletions are deemed by such Commission or agency to be for the benefit or protection of the Limited Partners; (iv) to add or delete any provisions of this Agreement deemed necessary by the General Partner to conform this Agreement to Code Section 704(b) or any regulation adopted thereunder; and (v) to amend Schedule A hereto to provide the necessary information regarding any new General Partners, or Limited Partners; provided, however, that no amendment shall be adopted pursuant to this Section 11.2 unless the General Partner reasonably determines that the adoption thereof (1) is not inconsistent with Article VII; (2) with respect to any amendment other than an amendment pursuant to clause (iv) or (v) above, does not alter the interest of any Partner in Profits or Losses or in cash Distributions of the Partnership; (3) does not, in the opinion of counsel for the Partnership, by its terms alter, or result in the alteration of, the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes; and (4) is for the benefit of or not averse to the interests of the Limited Partners.

               11.2.2 The Partnership Agreement may be amended from time to time by the General Partner without the consent of the Limited Partners, upon notice to the Limited Partners, to amend Sections 3 or 4 (including, without limitation, provisions concerning the allocation of Profits, Losses or Distributions)

(a) to take account of any amendments to Code Section 704 or the regulations thereunder or any judicial or administrative inter-pretation thereof or (b) to revise the date upon which a Partner's share of Profits, Losses and Distributions is determined and the period of time over which such distributive share relates.

          11.3 Amendment of Certificate. In the event this Agreement shall be amended pursuant to this Article XI, the General Partner shall amend the Certificate to reflect such change if such amendment is necessary under the Act.

     11.4  Voting Rights and Procedure.

          11.4.1 The vote of each Limited Partners shall bear such weight as is proportionate with his or her Voting Interest.

          11.4.2 Any matter for which the approval or consent of the Limited Partners is required or for which the Limited Partners are authorized to take action under this Agreement or under applicable law may be approved or action may be taken by the Limited Partners without a meeting and shall be as valid and effective as action taken by the Limited Partners at a meeting assembled, if written consents to such action by the Limited Partners are signed by the Limited Partners owning Interests constituting in the aggregate the Interest required to approve or otherwise authorize such action and such written consents are delivered to the General Partner.

          11.4.3 Personal presence of the Limited Partners shall not be required at any meeting, provided an effective written consent to or rejection of the action proposed to be taken at such meeting is submitted to the General Partner. Attendance by a Limited Partner and voting in person at any meeting shall revoke any written consents or rejections of such Limited Partner submitted with respect to action proposed to be taken at such meeting.

                          ARTICLE XII

                       POWER OF ATTORNEY

     12.1  Power of Attorney.

          12.1.1 The Limited Partners, by their execution hereof, jointly and severally, hereby make constitute and appoint the General Partner as their true and lawful agent and attorney-in-fact, with full power of substitution, in their name, place and stead to make, execute sign, acknowledge, swear by, record and filed on behalf of them and on behalf of the Partnership (i) the original Certificate and all amendments thereto required or permitted by law or the provisions of this Agreement; (ii) all certificates and other instruments deemed advisable by the General Partner to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in the jurisdiction where the Partnership may be doing business; (iii) all instruments that effect a change or modification of the Partnership in accordance with this Agreement; (iv) all conveyances and other instruments deemed advisable by the General Partner to effect the dissolution and termination of the Partnership; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; and (vi) all other instruments which may be required or permitted by law to be filed on behalf of the Partnership.

          12.1.2  The foregoing power of attorney:

               (i) Is coupled with an interest and shall be irrevocable and survive the death or incapacity of each Limited Partner;

               (ii) May be exercised by the General Partner either by signing separately as attorney-in-fact for each Limited Partner or, after listing all of the Limited Partners executing an instrument, by a signature of the General Partner acting as attorney-in-fact for all of them; and

               (iii)     Shall survive the delivery of an
     assignment by a Limited Partner of the whole or any portion of his or her Interest in the Partnership; except that, where the assignee of the whole of such Limited Partner's Interest in the Partnership has been approved by the General Partner for admission to the Partnership, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

          12.1.3 Each Limited Partner shall execute and deliver to the General Partner, within five (5) days after receipt of the General Partner's request therefor, such further designation, powers-of-attorney and other instruments as the General Partner deems necessary.

                         ARTICLE XIII

                         MISCELLANEOUS

     13.1 Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) five (5) days after being mailed by first-class mail, postage prepaid, if to the Partnership, to the offices described in Section 2.5, or if to a Partner, to the address set forth in Schedule A. Any Partner may change his or her address for the purpose of this Article by giving notice of such change to the Partnership, such change to become effective on the tenth (10th) day after such notice is given.

     13.2 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he or she may have to maintain any action for partition with respect to any Partnership property.

     13.3 Governing Law; Successors; Severability. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware by and between residents of Delaware and shall, subject to the restrictions on trans-ferability set forth herein, bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

     13.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties; it supersedes any prior agreement or understandings among them, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended other than pursuant to Article XI.

     13.5 Headings, Etc. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter.

     13.6 No Waiver. The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent fact which would have constituted a violation from having the effect of an original violation.

     13.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     13.8 Other Business Ventures. Any Partner, or any shareholder, director, employee, Affiliate or other Person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partner-ship or otherwise; and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent venture or to the income or profits derived therefrom.

     13.9 Venue. In the event that any suit is brought arising out of or in connection with this Agreement, the parties consent to the jurisdiction of, and agree that sole venue will lie, win the state and federal courts located in New York, New York.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GENERAL PARTNER:

Elsco, Inc.


By HARRY C. HAGERTY, III
   __________________________________
   Harry C. Hagerty, III
   Its President


LIMITED PARTNERS:

  HARRY C. HAGERTY, III
____________________________________
  Harry C. Hagerty, III


  EDWARD NECARSULMER, III
____________________________________
  Edward Necarsulmer, III


  JAMES J. MURREN
____________________________________
  James J. Murren

C.J. Lawrence/Deutsche Bank
Securities Corp.

By__________________________________

  Its_______________________________
                            SCHEDULE A


NAME AND ADDRESS OF        CAPITAL          PERCENTAGE     VOTING
PARTNER                    CONTRIBUTION     INTEREST       INTEREST
- -------------------        ------------     ----------     --------
[S]                          [C]            [C]              [C]
GENERAL PARTNER:

Elsco, Inc.                  $11,250            1%
Attn: Harry C. Hagerty,
III,
President
1290 Ave. of the
Americas
New York, New York
10104

                            $163,750        14.56%           25%

LIMITED PARTNERS:

Harry C. Hagerty, III
1290 Ave. of the
Americas                    $175,000        15.56%           25%
New York, New York
10104

Edward Necarsulmer, III     $175,000        15.56%           25%
1290 Ave. of the
Americas
New York, New York
10104
                            $600,000        53.33%           25%

James J. Murren
1290 Ave. of the
Americas
New York, New York
10104

C.J. Lawrence/Deutsche
Bank Securities Corp.
1290 Ave. of the
Americas
New York, New York
10104

               CERTIFICATE OF LIMITED PARTNERSHIP
                                OF
               MAGNOLIA PARTNERS LIMITED PARTNERSHIP
                  A DELAWARE LIMITED PARTNERSHIP

       This Certificate of Limited Partnership is executed by the undersigned pursuant to Section 17-201 of the Delaware Revised
Uniform Limited Partnership Act (the "Act").

       A.   Name of Limited Partnership.
            ---------------------------

       The name of the limited partnership is Magnolia Partners
Limited Partnership, a Delaware limited partnership (the
"Partnership").

       B.   Address of the Registered Office and Name and Address
of the Registered Agent Required to be Maintained by Section
17-104 of the Act.
- -----------------------------------------------------------------

       The address of the registered office of the Partnership is ________________________. The name and address of the agent for service of process are:_____________________________________.

       C.   The Name and Mailing Address of Each General Partner.
            ----------------------------------------------------

       The name and mailing address of each General Partner is as follows:

                 Harry C. Hagerty, III
                 ________________________
                 ________________________
                 ________________________

       By executing the foregoing Certificate, the undersigned
General Partner affirms under penalty of perjury that to the best of his knowledge and belief, the facts stated therein are true.



                                GENERAL PARTNER(S):

                                HARRY C. HAGERTY, III
                                -------------------------------------
                                Harry C. Hagerty, III

            CONSENT TO APPOINTMENT AS REGISTERED AGENT

       The undersigned hereby consents to serve as Registered Agent in the state of Delaware for the limited partnership named in the foregoing Certificate. The undersigned understands that as agent for the limited partnership it will be the undersigned's responsibility to accept service of process in the name of the limited partnership and to immediately notify the Office of the Secretary of State in the event of the undersigned's resignation or any change in the Registered Office address of the limited partnership for which the undersigned is agent.

Dated:  March ___, 1995.




                                     _____________________________